UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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AT&T Inc.

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AT&T INC.
SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement Supplement, dated April 11, 2022 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by AT&T Inc. (the “Company”) with the Securities and Exchange Commission on March 22, 2022 in connection with the Company’s 2022 Annual Meeting of Stockholders to be held on May 19, 2022. Other than as set forth in this Supplement, no changes have been made to the Proxy Statement. This Supplement should be read together with the Proxy Statement.
The following information supplements the information in “ITEM NO. 1 – ELECTION OF DIRECTORS,” which begins on page 3 of the Proxy Statement:
As previously disclosed, incumbent Directors Samuel A. Di Piazza, Jr., Debra L. Lee and Geoffrey Y. Yang were designated by the Board of Directors to serve on the Warner Bros. Discovery, Inc. (Wed) board of directors effective as of the closing of the WarnerMedia/Discovery transaction, which occurred on April 8, 2022 and each of such persons joined the WMD board of directors. In connection with joining the WBD board of directors, Samuel A. Di Piazza, Jr., Debra L. Lee and Geoffrey Y. Yang resigned from their respective positions as Directors of the Company effective as of April 8, 2022. Accordingly, the Board of Directors reduced its size from 13 directors to 10 directors.
In the Proxy Statement, the Board of Directors nominated 13 Director nominees, including each of Samuel A. Di Piazza, Jr., Debra L. Lee and Geoffrey Y. Yang, for election as Directors at the 2022 Annual Meeting to one-year terms of office that would expire at the 2023 Annual Meeting. However, as a result of resigning from the Board of Directors to join the WBD board of directors, Samuel A. Di Piazza, Jr., Debra L. Lee and Geoffrey Y. Yang will not stand for election or be voted on at the 2022 Annual Meeting. The shares represented by the proxies submitted to the Company will be voted to elect the remaining 10 Director nominees.
In addition, upon the close of the WarnerMedia/Discovery transaction, the Corporate Governance and Nominating Committee and the Public Policy and Corporate Reputation Committee were combined into the Governance and Policy Committee. In association with this change, and the resignation of the Directors identified above, the new Committee memberships are:
Audit Committee: Cynthia B. Taylor (Chair), Stephen J. Luczo, Michael B. McCallister, Luis A. Ubiñas
Corporate Development and Finance Committee: Scott T. Ford (Chair), Glenn H. Hutchins, Stephen J. Luczo,     Matthew K. Rose
Governance and Policy Committee: Glenn H. Hutchins (Chair), William E. Kennard, Beth E. Mooney, Luis A.     Ubiñas
Human Resources Committee: Beth E. Mooney (Chair), Scott T. Ford, Michael B. McCallister, Matthew K. Rose

Executive Committee: William E. Kennard (Chair), Scott T. Ford, Glenn H. Hutchins, Beth E. Mooney, Cynthia B. Taylor
In addition, in “ITEM NO. 6 - STOCKHOLDER PROPOSAL – POLITICAL CONGRUENCY REPORT,” the Board Response, which begins on page 17 of the Proxy Statement, is replaced in its entirety as follows:

BOARD RESPONSE:
On our political disclosure and accountability, AT&T has earned the highest possible score—100%—from the 2021 CPA-Zicklin Index.

AT&T operates in highly regulated markets, and we believe it is in the stockholders’ best interests that we continue to be engaged in the political process to educate policymakers about issues that affect our core business. Further, in participating in the political process, we do so with best-practice-level accountability and disclosures – as evidenced by AT&T earning the highest possible score in the 2021 CPA-Zicklin Index.

As one of the world’s largest telecommunications companies, laws at the federal, state and local levels have a significant impact on our employees, communities, customers and stockholders. We participate in the political process in a bipartisan manner to support policies that sustain and grow our business and create stockholder value. AT&T has a core set of critical business issues that drive political contributions and employee PAC contributions. Those core issues affect our ability to hire, pay good wages, provide world-class benefits, serve our customers, make capital investments, innovate to foster economic growth, and return stockholder value.

We believe our core business objectives and political giving align with our values. When AT&T decides to weigh in on specific legislation, we take positions that are consistent with the Company’s already-stated values and business priorities. A majority of PAC contribution recipients supported the Equality Act, and the Paris climate change accords, and nearly half supported a pathway for Dreamers, consistent with AT&T’s values regarding safeguarding human rights and protecting our environment. Further, we have rigorous oversight practices and policies in place for our participation in the political process, along with robust reporting and disclosures on our website.

In the normal course of our political engagement, it is possible that the Company will support some officials and some pieces of legislation because they broadly and importantly contribute to our core businesses and values, even when we do not agree with every specific, or every stated opinion or position of each official we may support. But, for the reasons we describe above, we believe that remaining fully engaged in the political process is in the best interests of our stockholders.

Commitment to our values is displayed in many venues, including workplace policies, employee healthcare benefits, community engagement, charitable giving, third-party support and public statements. A report assessing a company’s values commitment or congruency solely on an inherently highly subjective assessment of political contributions would be an incomplete and distorted reflection of company values.